Exhibit 99.09

Pazoo, Inc CEO David Cunic and COO Ben Hoehn Hosting Charity Event September 15, 2014 in Morristown NJ

Whippany, N.J., September 11, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that two of its Board Members will be hosting a charity event for a local community development center on Monday September 15, 2014 in Morristown New Jersey.

Pazoo CEO David Cunic and COO Ben Hoehn try and give back to their local community whenever possible.  Both are graduates of the Leadership Morris Program, a year long leadership and community service program focusing on educating local citizens about their community and how we can give back to make our community stronger. Together with two fellow Leadership Morris Alumnis; Michael Lupton and Pazoo Leadership Expert Dena Moscola; David and Ben have put together their third charity event in 14 months.

These fundraising events always seek to raise money for local charities in need.  This time around all donations will be made to the Spring Street Community Development Center in Morristown NJ, whose primary mission is to improve the quality of life for Morris County families by addressing economic, educational, and social needs while preserving the cultural and ethnic diversity of the area. The Spring Street Community Development Center offers several developmental programs and is always looking for volunteers. For more information please contact Carmalee Foster at 973-267-8912 or visit the website at www.springstreetcdc.org

The event takes place at Sona 13 Restaurant in Morristown NJ on Monday September 15 from 5:30pm – 8pm.  There will be free food, live music, and door prizes.  Everyone is invited to join us for a great night of fundraising, networking, and fun. And remember to BE INSPIRED and LIVE POWERFUL because when you are INSPIRED you have the POWER to help others and give back.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: September 11, 2014